Exhibit 10.1

TRANSITION AGREEMENT

This Transition Agreement (the “Agreement”) is made and entered into this 10th day of June, 2008 (the “Effective Date”) between On2 Technologies, Inc., a Delaware corporation (“On2”), and Balraj Joll (hereinafter “Joll”).

WHEREAS, Joll and On2 are parties to an employment agreement, dated May 1, 2006 (the “Employment Agreement”); and

WHEREAS, in accordance with the Employment Agreement, Joll has served as the President and Chief Executive Officer of On2, as a member of the Board of Directors of On2 (the “Board”) and as Chief Executive Officer of The Duck Corporation, a wholly owned subsidiary of On2; and

WHEREAS, Joll and On2 have agreed that Joll will resign as an officer of On2 and as a member of the Board, and as an officer and member of the boards of directors of all directly and indirectly owned subsidiaries of On2, and will continue his employment relationship with On2 in an advisory capacity until September 30, 2008, all under the terms and conditions of this Agreement.

NOW, THEREFORE, AND IN CONSIDERATION of the mutual promises of the parties to this Agreement, the receipt and sufficiency of which are hereby acknowledged, Joll and On2 hereby agree as follows:

1.  Resignation. Effective as of the date of this Agreement (the “Effective Date”), Joll resigns, and On2 accepts his resignation, from his employment with On2 and from all the offices, directorships and other positions that he holds with On2 and any of On2’s directly and indirectly owned subsidiaries, including without limitation his positions as President and Chief Executive Officer of On2 and as a member of the Board. After the Effective Date, Joll shall not be entitled to the receipt of any further payments or benefits from On2 other than those expressly provided for in this Agreement. The parties hereto agree that this Agreement constitutes written notice to On2 of Joll’s resignation from the Board pursuant to Article III, Section 10 of On2’s bylaws, and that, except for those provisions of the Employment Agreement that survive the termination of Joll’s employment with On2, the Employment Agreement is terminated as of the Effective Date.

2.  Continued Employment; Duties. Joll’s employment with On2 shall end on September 30, 2008 (the “Termination Date”). From the Effective Date through September 30, 2008 (the “Transition Period”), Joll shall serve as an advisor to On2’s chief executive officer. Joll’s responsibilities shall be to transition to On2 personnel all existing customer account relationships and all business development relationships and to perform such other advisory duties as On2’s chief executive officer shall reasonably assign to him. During the Transition Period, Joll will not undertake any business activities as an advisor to On2 or otherwise on behalf of On2 without the prior approval of On2’s chief executive officer. Joll shall have no power or authority to act for or to take any action on behalf of On2 or to bind On2 to any obligation with any third party. During the Transition Period, On2 will continue to pay Joll his Base Salary at the rate provided in Section 5(a) of the Employment Agreement on each regularly scheduled pay day, and Joll shall continue to be eligible to participate in all retirement, savings, welfare, and other benefit plans and arrangements offered by On2 (excluding any incentive compensation program) under the terms of such benefit plans and arrangements.

3.  Payments at the End of the Transition Period.

(a)  Vacation Days; Expenses.

On the next regularly scheduled pay day after the Termination Date, On2 will pay Joll for any accrued but unused vacation days as of the Termination Date, in accordance with On2’s applicable policies and procedures.

.On2 shall reimburse Joll for appropriate and reasonable expenses incurred by Joll on or before the Termination Date, if any, in accordance with On2’s applicable policies and procedures.

(b)  Severance. Provided that Joll (i) signs this Agreement and does not revoke his signature and (ii) complies with all of his obligations in this Agreement, then following the Termination Date, On2 shall pay Joll the Base Salary and Bonus (as each is defined in the Employment Agreement) that Joll would have received, and Joll shall be entitled to receive those employee benefits (excluding any incentive compensation program) that he would have been entitled to receive, if On2 had terminated his employment pursuant to Section 8(d) of the Employment Agreement on the Termination Date; provided, that (i) Joll’s Base Salary for the one-year period commencing on October 1, 2008 will be paid in accordance with On2’s standard payroll practices through February 28, 2009 and the balance for the one-year period will be paid after February 28, 2009 but before March 15, 2009; and (ii) Joll’s duty to mitigate his right to such payment shall remain in effect as provided in Section 8(d) of the Employment Agreement through March 15, 2009. It is the parties’ intention that no payment or entitlement pursuant to this Agreement will give rise to any adverse tax consequences to any person pursuant to Section 409A of the Internal Revenue Code (the “Code”), and this Agreement shall be interpreted, applied and, to the minimum extent necessary, amended to achieve that intention. Any reimbursements due to Joll under any provision of this Agreement shall be paid not later than March 15 of the year following the year in which the expense is paid. In the case of any payment on termination (other than in compliance with the requirements of Treas. Reg. § 1.409A-1(b)(9)(iii) or (v) or of any successor thereto or any other provision that exempts a payment from Section 409A of the Code; and except as provided in Section 3(b) above) while Joll is a specified employee within the meaning of Section 409A of the Code, in no event will such payment be made earlier than six (6) months after the date his employment terminates. In the event that, due to Section 409A of the Code, Joll does not receive one or more cash payments that would otherwise be due during such six (6) month period, all such delayed payments will be made on the first day after the six (6) month anniversary of his employment termination, and thereafter any remaining payments shall be made in accordance with the previously agreed-upon schedule. Any reference in this Agreement to Section 409A of the Code shall also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

(c)  Stock Options and Restricted Stock Awards. All of Joll’s stock options that are vested as of the Effective Date shall remain exercisable through September 30, 2010 . If not fully exercised by that date, at Joll’s request, On2 will in good faith consider a request for further extension of the exercisability of Joll’s vested options and may grant or deny any such request at its discretion in light of the facts and circumstances prevailing at the time. Notwithstanding the terms of the grant of 107,629 restricted shares under On2’s 2005 Incentive Compensation Plan on November 13, 2007, those restricted shares will vest with Joll on September 30, 2008.

(d)  Computer. At the Termination Date, Joll will be entitled to retain his laptop computer after providing it to On2 so that On2 can delete from the memories of the computer information that On2 deems confidential or proprietary to it.

4.  Continuing Effect of Restrictions. Joll acknowledges that (a) Section 10 of the Employment Agreement shall survive and remain in full force and effect in accordance with its terms and limits his ability to disclose or divulge certain information to the extent set forth therein; and (b) his obligations under Section 11 of the Employment Agreement survive and extend through September 30, 2009. In addition, Joll will remain subject to On2’s blackout restrictions during the Transition Period and, if Joll is in possession of material nonpublic information on the Termination Date, after the Termination Date for as long as such information remains material and nonpublic. If, at any time after the Effective Date, Joll receives a subpoena or other legal process that requires disclosure of confidential information relating to his employment with On2, Joll will notify On2 of such request within 3 business days after his receipt thereof.

5.  General Release of Claims. In consideration for the promises herein, Joll on behalf of himself and his heirs, executors, administrators and assigns, hereby irrevocably and unconditionally remises, releases and forever discharges On2 Technologies, Inc. (“On2”) and its affiliates and subsidiaries, and all of their respective officers, directors, employees, agents and advisors (collectively, the “Releasees”), from any and all liabilities, actions, causes of action, contracts, agreements, promises, claims, debts and demands of any kind or nature whatsoever, in law or equity, whether known or unknown, which Joll has or ever has had against the Releasees, or any of them, including, but not limited to, claims arising out of or relating to Joll’s employment or the termination of Joll’s employment with On2 and any claims for compensation and benefits from On2. Joll understands and agrees that this General Release of Claims is a complete bar to any claim, demand or action of any kind whatsoever which could be brought by Joll against the Releasees, including, without limitation, any claim under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Older Worker Benefits Protection Act, the Americans With Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the New York Human Rights Law, the New York City Human Rights Law and any and all other federal, state or local statutes or common laws. This General Release of Claims shall not apply to (a) any claim which may arise after the date of the execution of this General Release of Claims; (b) and claim that may not be waived by law, and (c) any claim by Joll to enforce this Agreement. To the extent permitted by law, Joll further agrees that he will not file any charge, claim or action for or on account of anything covered by this General Release of Claims. Joll agrees that he will not seek or accept any compensation from any action brought against any of the Releasees on his behalf or on behalf of any class of which he is a member.

Joll further agrees that, on the Termination Date, he will execute a second General Release of Claims in the form attached hereto as Exhibit A, covering any and all claims that may have arisen from the date Joll signs this Agreement through the Termination Date. If Joll breaches this commitment, then On2 shall be released from any further obligation to perform hereunder (including any obligation to make any further payments to or for the benefit of Joll pursuant to Section 3).

6.  No Other Consideration. Joll affirms that the terms stated herein are the only consideration for signing this Agreement and that no other representations, promises, or agreements of any kind have been made by any person or entity to cause him to sign this Agreement. Joll has accepted the terms of this Agreement because he believes them to be fair and reasonable and for no other reason.

7.  Cooperation in Legal Proceedings; Continuing Obligation to Indemnify. Joll agrees to reasonably cooperate with On2 and its directly and indirectly owned subsidiaries in connection with litigation and other legal and regulatory proceedings, investigations and inquiries that relate to his services or relate to his areas of responsibility during his employment. On2 shall reimburse Joll for reasonable expenses, if any, that he may incur while complying with this obligation. Nothing in this Agreement shall terminate or otherwise affect On2’s obligation to indemnify Joll in accordance with the terms and conditions of its bylaws with respect to his service as an officer and director prior to the Effective Date and with respect to his service as an employee during the Transition Period.

8.  No Admission. It is understood and agreed by the parties hereto that neither the fact nor any term of this Agreement constitutes, or shall be construed to constitute, an admission of liability or wrongdoing on the part of On2 or Joll. It is understood and agreed by the parties that this Agreement is intended solely as an offer of compromise.

9.  Successors and Assigns. This Agreement shall inure to the benefit of and shall be binding upon (a) On2, its successors and assigns, and any company with which On2 may merge or consolidate or to which On2 may sell all or substantially all its assets, and (b) Joll and Joll’s executors, administrators, heirs and legal representatives. Joll may not sell or otherwise assign his rights, obligations or benefits under this Agreement, and any attempt to do so shall be void.

10.  Remedies. The parties hereto each acknowledge and agree that their respective rights under this Agreement are of a specialized and unique character, that a monetary remedy for a breach of the agreements set forth in this Agreement will be inadequate and impracticable and that immediate and irreparable damage will result to On2 or Joll (the "Aggrieved Party") if the other (the "Aggrieving Party") fails to or refuses to perform its obligations under this Agreement. Notwithstanding any election by any person to claim damages from On2 or Joll, as the case may be, as a result of any such failure or refusal, the Aggrieved Party may, in addition to any other remedies and damages available, seek temporary and permanent injunctive relief (without the posting of a bond or other security) in a court of competent jurisdiction to restrain any such failure or refusal and the Aggrieving Party, on its own behalf and, in the case of On2, on behalf of its affiliates, waives any defense that the Aggrieved Party has an adequate remedy at law. The Aggrieving Party agrees that, in addition to all other remedies available at law or in equity, the Aggrieved Party shall be entitled to such injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions as a court of competent jurisdiction shall determine.

11.  Withholding. All payments to be made to Joll under this Agreement, or otherwise by On2 shall be subject to withholding to satisfy required withholding taxes and other required deductions.

12.  Modification. This Agreement may not be released, discharged, abandoned, supplemented, changed, or modified in any manner, orally or otherwise, except by an instrument in writing signed and duly executed by each of the parties hereto.

13.  Entire Agreement. This Agreement contains and constitutes the entire understanding and agreement between the parties on its subject matter, and, except as otherwise provided herein, it supersedes all previous negotiations, agreements, commitments, and writings in connection herewith. If a conflict or inconsistency is found between the terms of this Agreement and any other agreement, the terms of this Agreement shall control.

14.  Waiver. The failure of either party to insist upon strict compliance with any term, covenant, or condition of this Agreement shall not be deemed to be a waiver by that party of such term, covenant, or condition, nor shall any waiver or relinquishment of any right or power under this Agreement at any time or times be deemed a waiver or relinquishment of such right or power at any other time or times.

15.  Severability. The parties expressly agree that the character, duration and geographical scope of the provisions set forth in this Agreement are reasonable in light of the circumstances as they exist on the date hereof. If a court of competent jurisdiction determines that the character, duration or geographical scope of the provisions of this Agreement are unreasonable, then it is the intention and the agreement of the parties hereto that the provisions hereof shall be construed by the court in such a manner as to impose only those restrictions on each party's respective conduct that are reasonable in light of the circumstances and as are necessary to assure to each party the benefits of this Agreement. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants deemed included herein because taken together they are more extensive than necessary to assure to each party hereto the intended benefits of this Agreement, it is expressly understood and agreed by the parties hereto that the provisions hereof that, if eliminated, would permit the remaining separate provisions to be enforced in such proceeding, shall be deemed eliminated, for the purposes of such proceeding, from this Agreement.

16.  Choice of Law and Forum Selection. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflict of law principles. Joll agrees and submits to the exclusive jurisdiction of any state or federal court in the State of New York where there is proper venue in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated herein, and agrees that all claims in respect of any such action or proceeding may be heard or determined in such court.

17.  Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument, and shall become effective when one or more counterparts have been executed by each of the parties and delivered to the other party. This Agreement may be executed by facsimile signature, and a facsimile signature shall constitute an original for all purposes.

18.  Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile or otherwise, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service or (c) on the earlier of confirmed receipt or the fifth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a) if toOn2:

On2 Technologies, Inc.
21 Corporate Drive, Suite 103
Clifton Park, NY 12065
Attention: Chief Executive Officer

(b) if to Joll:

Mr. Balraj Joll
21 Tall Pines Lane
Bedford Corner, NY 10549

19.  Acknowledgements. Joll hereby acknowledges that he has carefully read and fully understands the provisions of this Agreement, including the General Release of Claims and that he has had the opportunity to consult with counsel. Joll further acknowledges that he is signing this Agreement voluntarily and without coercion because he believes it is fair and reasonable and for no other reason.

20.  Right to Consult with Counsel; Time for Signing; Revocation. Joll has the right to and should consult with an attorney prior to signing this Agreement. Joll acknowledges that he has received this Agreement on June 10, 2008 and that he shall have twenty-one (21) days from his receipt of this Agreement (until 5:00 p.m. EST on July 1, 2008) to decide whether to sign it. Joll will have seven (7) days after signing this Agreement to revoke his signature. If Joll intends to revoke his signature, he must do so in writing addressed and delivered to William A. Newman, Esq., Sullivan & Worcester LLP, 1290 Avenue of the Americas, New York, NY 10104, prior to the end of the 7-day revocation period. This Agreement shall not become effective, and neither On2 nor Joll shall have any rights or obligations hereunder, until the expiration of the 7-day revocation period.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

ON2 TECHNOLOGIES, INC.

By:
Name:	J. Allen Kosowsky
Title:	Chairman of the Board

BALRAJ JOLL